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                               PURCHASE AGREEMENT
                               ------------------

     Firsthand Funds (the "Trust"), a Delaware business trust, on behalf of the Firsthand Core Growth Fund (the "New Portfolio"), and Kevin Landis hereby agree as follows:

     1. The Trust hereby offers Mr. Landis and Mr. Landis hereby purchases one hundred (100) Class A shares of the New Portfolio at a price of $10.00 per share (hereafter "Shares"). The Trust hereby acknowledges receipt from Mr. Landis of funds in the amount of $1000 in full payment for the Shares.

     2. Mr. Landis represents and warrants to the Trust that the Shares are being acquired solely for investment purposes and not with a view to the distribution thereof.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the __ day of December, 2001.

                                            FIRSTHAND FUNDS

                                            By:
                                               --------------------------------
                                            Name:
                                            Title:

                                            KEVIN LANDIS

                                            By:
                                               --------------------------------